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Exhibit 99.1

TheZenith Zenith National Insurance Corp. 21255 Califa St. Woodland Hills, CA 91367-5021 Reply to: P. O. Box 9055 Van Nuys, CA 91405-9055
PRESS RELEASE	Telephone: 818/713-1000

BUSINESS & FINANCIAL EDITORS	STANLEY R. ZAX President & Chairman
FOR IMMEDIATE RELEASE

ZENITH PROVIDES PRELIMINARY INFORMATION REGARDING IMPACT OF EVENTS OF SEPTEMBER 11, 2001

WOODLAND HILLS, CA, September 14, 2001

    Zenith National Insurance Corp. (NYSE: ZNT) today made the following announcement concerning the possible effect of the tragic events associated with the terrorist attacks on New York and the Pentagon on September 11, 2001.

    At this time there is considerable uncertainty as to the nature and amount of monetary losses associated with the events of September 11. However, Zenith's primary property and casualty operation, which consists of direct workers' compensation business, is not expected to sustain any losses in connection with the events of September 11. In its assumed reinsurance operation, Zenith is exposed to losses from catastrophes including losses associated with the events of September 11. Based on the limited information currently available in conjunction with a review of its assumed reinsurance contracts, Zenith believes it is exposed to a potential loss in the range of approximately $7.0 million to $15.0 million before tax or $4.6 million ($0.26 per share) to $9.8 million ($0.56 per share) after tax. This estimate is subject to change based on any subsequent information or the reinterpretation of existing information concerning the events of September 11.

    The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items. Statements containing words such as expect, anticipate, believe, or similar words that are used in this release or in other written or oral information conveyed by or on behalf of Zenith are intended to identify forward-looking statements. Zenith undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include but are not limited to the following: (1) heightened competition, particularly intense price competition; (2) adverse state and federal legislation and regulation; (3) changes in interest rates causing fluctuations of investment income and fair values of investments; (4) changes in the frequency and severity of claims and catastrophic events; (5) adequacy of loss reserves; (6) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; (7) the terrorist attacks of September 11, 2001 and their aftermath; and (8) other risks detailed herein and from time to time in Zenith's other reports and filings with the Securities and Exchange Commission.

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Exhibit 99.1